Exhibit 1.1

SmartTrust 765

Trust Agreement

Dated: August 13, 2026

This Trust Agreement among Hennion & Walsh, Inc., as Depositor, Hennion & Walsh Asset Management, Inc., as Supervisor and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Smart Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After July 21, 2015” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

Part I

Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

Special Terms and Conditions of Trust

The following special terms and conditions are hereby agreed to:

1.       The Securities listed in Schedule A hereto have been deposited in trust under this Trust Agreement.

2.       The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Number of units” in the “Statement of Financial Condition” in the Prospectus for the Trust.

3.       The Depositor is authorized to enter into agreements with issuers of Fund Shares to the extent required to rely on the exemption provided by Rule 12d1-4 under the Investment Company Act of 1940.

4.       Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Trustee’s unit investment trust division office is located at 240 Greenwich Street, New York, NY 10286.

5.       The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under “Number of units” in the “Statement of Financial Condition” in the Prospectus for the Trust.

6.       The term “Deferred Sales Charge Payment Dates” for a Trust shall mean the dates specified for deferred sales charge installments in the footnote to the “Fee Table” in the Prospectus for the Trust.

7.       The term “Distribution Date” for a Trust shall mean the “Distribution Dates” set forth under “Essential Information” in the Prospectus for the Trust.

8.       The term “Mandatory Termination Date” for a Trust shall mean the “Mandatory Termination Date” set forth under “Essential Information” in the Prospectus for the Trust.

9.       The term “Record Date” for a Trust shall mean the “Record Dates” set forth under “Essential Information” in the Prospectus for the Trust.

10.       Section 1.01(a)(43) is replaced in its entirety with the following:

“(43) ’Prospectus’ shall mean the most recent prospectus relating to a Trust filed with the Securities and Exchange Commission pursuant to Rule 497 under the Securities Act of 1933, as amended.”

11.       Section 1.01(a)(53) is replaced in its entirety with the following:

“(53) ’Securities’ shall mean the securities of corporations or other entities, including Contract Securities, deposited in irrevocable trust and listed in the schedule(s) to the Trust Agreement or which are deposited in or purchased on behalf of a Trust pursuant to Section 2.01(b) or as otherwise permitted hereby, and any securities received in exchange, substitution or replacement for such securities, as may from time to time continue to be held as a part of the Trusts.”

12.       Section 2.01(b) is amended by adding the following at the beginning of the second paragraph:

“The Depositor, in each case, shall ensure that each deposit of additional Securities pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio for such Securities.”

13.       Section 3.01 is replaced in its entirety by the following:

“Section 3.01. Initial Cost. Subject to reimbursement as hereinafter provided, the cost of organizing the Trust and the sale of the Units shall be borne by the Depositor, provided, however, that the liability on the part of the Depositor under this Section 3.01 shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. At the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period (as certified by the Depositor to the Trustee), the Trustee shall withdraw from the account(s) specified in the Prospectus or, if no account is therein specified, from the Capital Account, and pay to the Depositor the Depositor’s reimbursable expenses of organizing the Trust in an amount certified to the Trustee by the Depositor. In no event shall the amount paid by the Trustee to the Depositor for the Depositor’s reimbursable expenses of organizing the Trust exceed the estimated per Unit amount of organization costs set forth in the Prospectus for the Trust multiplied by the number of Units of the Trust outstanding at the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period; nor shall the Depositor be entitled to or request reimbursement for expenses of organizing the Trust incurred after the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period. If the cash balance of the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Supervisor, or distribute to the Depositor Securities having a value, as determined under Section 5.01 as of the date of distribution, sufficient for such reimbursement provided that such distribution is permissible under applicable laws and regulations. Securities sold or distributed to the Depositor to reimburse the Depositor pursuant to this Section shall be sold or distributed by the Trustee, to the extent practicable, in the Percentage Ratio then existing (unless the Trust is a RIC, in which case sales or distributions by the Trustee shall be made in accordance with the instructions of the Supervisor or its designees). The reimbursement provided for in this Section shall be for the account of Unitholders of record at the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section 3.01 shall be held and administered as assets of the Trust for all purposes hereunder. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section 3.01 shall be held by the Trustee, without interest, and reserved for such purposes and, accordingly, prior to the earlier of six (6) months after the Initial Date of Deposit or the conclusion of the initial offering period, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per Unit amount payable pursuant to the next sentence. If a Unitholder redeems Units prior to the earlier of six months after the Initial Date of Deposit or the conclusion of the initial offering period, the Trustee shall pay the Unitholder, in addition to the Unit Value of the tendered Units (in the computation of which the expenses reimbursable pursuant to this Section shall have been deducted), unless otherwise directed by the Depositor, an amount equal to the estimated per Unit cost of organizing the Trust set forth in the Prospectus, or such lower revision thereof most recently communicated to the Trustee by the Depositor, multiplied by the number of Units tendered for redemption; to the extent the cash on hand in the Trust is insufficient for such payments, the Trustee shall have the power to sell Securities in accordance with Section 6.02. As used herein, the Depositor’s reimbursable expenses of organizing the Trust shall include, but are not limited to, the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the Indenture, and other documents relating to a Trust Securities and Exchange Commission and state blue sky registration fees, the costs of the initial valuation of the portfolio and audit of a Trust, the costs of a portfolio consultant, if any, one-time licensing fees, if any, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of prospectuses (including preliminary prospectuses), expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.”

14.       The first sentence of Section 3.02 is replaced in its entirety with the following:

“The Trustee shall collect the dividends, interest and other similar income distributions on the Securities in each Trust as such becomes payable (including all moneys representing penalties for the failure to make timely payments on the Securities, or as liquidated damages for default or breach of any condition or term of the Securities or of the underlying instrument relating to any Securities and other income attributable to a Failed Contract Security for which no Replacement Security has been obtained pursuant to Section 3.12) and credit such income to a separate account for each Trust to be known as the ’Income Account.’”

15.       Section 3.05(b)(i) is replaced in its entirety by the following:

“(b) (i) On each Distribution Date, the Trustee shall distribute to each Unitholder of record at the close of business on the preceding Record Date an amount per Unit equal to such Unitholder’s Income Distribution (as defined below) plus such Unitholder’s pro rata share of the balance of the Capital Account (except for moneys on deposit therein required to purchase Contract Securities or to purchase Securities contracted for pursuant to the Depositor’s purchase instructions) computed as of the close of business on the Record Date immediately preceding such Distribution Date, provided, however, the Trustee shall not be required to make a distribution from the Capital Account unless the amount available for distribution shall equal at least one dollar ($1.00) per one hundred (100) units.

Notwithstanding anything to the contrary herein, in the case of a Grantor Trust, the Trustee shall not be required to make a distribution from the Income Account or the Capital Account unless the aggregate cash held for distribution within the meaning of Treas. Reg 1.671-5(b)(5) from the Income Account and the Capital Account is equal to or greater than one-tenth of one percent (0.10%) of the net asset value of the Trust on the related Record

Date, provided, however, that the Trustee shall in any event distribute the balance of the Income Account and Capital Account on the Distribution Date occurring in December of each year (including in such distribution income receivable by the Trust on or prior to the December Distribution Date). This provision is intended to comply with Treas. Reg. 1.671-5(c)(2)(v)(C), and shall be interpreted consistent therewith and with any successor regulation. Any contrary provision of this Indenture is superseded by the provisions of this paragraph. Notwithstanding the foregoing or any contrary provisions of this Indenture, the Trustee shall not be required to distribute funds held in the Income or Capital Accounts which the Depositor or the Trustee has designated as required for the payment of Trust expenses.

The Trust shall provide the following distribution elections: (A) distributions to be made by mail addressed to the post office address of the Unitholder as it appears on the registration books of the Trustee or (B) if provided for in the Prospectus for a Trust, the following reinvestment option:

The Trustee will, for any Unitholder who provides the Trustee written instruction, properly executed and in form satisfactory to the Trustee, received by the Trustee no later than its close of business ten (10) Business Days prior to the Record Date for the first distribution to which such election shall apply (the “Reinvestment Notice Date”), reinvest such Unitholder’s distribution from the Income and Capital Accounts in Units of the Trust, purchased from the Depositor, to the extent the Depositor shall make Units available for such purchase, at the Depositor’s offering price as of the Business Day prior to the following Distribution Date (or such other day which would be the trade date for a purchase settling on the Distribution Date pursuant to Rule 15c6-1(a) under the Securities Exchange Act of 1934, as amended, as then in effect), and at such reduced sales charge as may be described in the Prospectus for the Trust. If, for any reason, the Depositor does not have Units of the Trust available for purchase, the Trustee shall distribute such Unitholder’s distribution from the Income and Capital Accounts in the manner provided in the immediately preceding clause (A). The Trustee shall be entitled to rely on a written instruction received as of the Reinvestment Notice Date and shall not be affected by any subsequent notice to the contrary. The Trustee shall have no responsibility for any loss or depreciation resulting from any reinvestment made in accordance with this paragraph or for any failure to make such reinvestment in the event the Depositor does not make Units available for purchase.

Any Unitholder who does not effectively elect reinvestment in Units of his or her respective Trust pursuant to the preceding paragraph shall receive a cash distribution in the manner provided in clause (A) of the second preceding paragraph.”

16.       Section 3.05(b)(vi) is replaced in its entirety by the following:

“(vi) In the case of a Grantor Trust, notwithstanding the foregoing, the Trustee shall not be required to make a distribution from the Income Account or the Capital

Account unless the aggregate cash for distribution within the meaning of Treas. Reg 1.671-5(b)(5) from the Income Account and the Capital Account is equal to or greater than one-tenth of one percent (0.10%) of the net asset value of the Trust on the related Record Date. This provision is intended to comply with Treas. Reg. 1.671-5(c)(2)(v)(C), and shall be interpreted consistent therewith and with any successor regulation.”

17.           The following sentences are added to the end of Section 3.06:

“The Trustee may furnish such statement by posting it to a website that is set forth in the Trust’s Prospectus (which may be a publicly available website). A Unitholder may request delivery of such statement by contacting the Depositor at the applicable phone number in the Trust’s Prospectus.”

18.           Section 3.07(a)(i) through (iv) is replaced in its entirety with the following:

“(i)          that there has been a default on any of the Securities in the payment of dividends, interest, principal or other payments, after declared and when due and payable;

(ii)           that any action or proceeding has been instituted at law or equity seeking to restrain or enjoin the payment of dividends, interest, principal or other payments on Securities after declared and when due and payable, or that there exists any legal question or impediment affecting such Securities or the payment of dividends, interest, principal or other payments from the same;

(iii)          that there has occurred any breach of covenant or warranty in any document relating to the issuer of the Securities which would adversely affect either immediately or contingently the payment of dividends, interest, principal, or other payments after declared and when due and payable, or the general credit standing of the issuer or otherwise impair the sound investment character of such Securities;

(iv)          that there has been a default in the payment of dividends, interest, principal, income, premium or other similar payments, if any, on any other outstanding obligations of the issuer or guarantor of such Securities;”

19.           Section 3.09 is replaced in its entirety with the following:

“Section 3.09. Notice and Sale by Trustee. If at any time dividends, interest, principal or other payments, after declared and when due and payable, on any of the Securities shall not have been paid within thirty (30) days, the Trustee shall notify the Depositor thereof. If within thirty (30) days after such notification the Depositor has not given any instruction to sell or to hold or has not taken any other action in connection with such Securities, the Trustee may in its discretion sell such Securities forthwith, and the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of such sale.”

20.           Section 3.10(d)(i) is replaced in its entirety with the following:

“ (d)(i) The Depositor may resign and be discharged hereunder, by executing an instrument in writing resigning as Depositor and filing the same with the Trustee, not less than sixty (60) days before the date specified in such instrument when such resignation is to take effect. Upon effective resignation hereunder, the resigning Depositor shall be discharged and shall no longer be liable in any manner hereunder except as to acts or omissions occurring prior to such resignation and any successor depositor appointed by the Trustee pursuant to Section 7.01(g) shall thereupon perform all duties and be entitled to all rights under this Indenture. The successor Depositor shall not be under any liability hereunder for occurrences or omissions prior to the execution of such instrument. Notice of such resignation and appointment of a successor depositor shall be delivered by the Trustee to each Unitholder then of record.”

21.        Section 3.13 is hereby deleted in its entirety.

22.       The Supervisor’s annual compensation as set forth under Section 4.03 for a Trust shall be that dollar amount per 100 Units set forth under “Estimated Annual Operating Expenses—Supervisor Fee” in the “Fee Table” for the Trust in the Prospectus.

23.       Section 6.02(d) is amended by adding the following to the end of the Section:

“Notwithstanding anything to the contrary herein, if the Trustee sells, redeems or otherwise liquidates Fund Shares pursuant to this Section 6.02 to satisfy Unit redemptions, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by a Trust.

Notwithstanding anything to the contrary herein, if a Trust is a Grantor Trust and the Trustee sells, redeems or otherwise liquidates Securities pursuant to this Section 6.02 to satisfy Unit redemptions, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by the Trust.”

24.       The Trustee’s annual compensation as set forth under Section 7.04 for a Trust shall be the dollar amount per 100 Units set forth under “Estimated Annual Operating Expenses—Trustee Fee” in the “Fee Table” for the Trust in the Prospectus.

25.       The third paragraph of Section 7.04 is replaced in its entirety with the following:

“Notwithstanding anything to the contrary herein, if the Trustee sells or otherwise liquidates Fund Shares pursuant to this Section 7.04, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by a Trust.”

26. The second paragraph of Section 9.02 is amended by adding the following to the end of the Section:

“Notwithstanding anything to the contrary herein, no Unitholder of a Grantor Trust may elect to receive an In Kind Distribution in connection with the termination of such Trust within thirty (30) days of the termination of such Trust.”

In Witness Whereof, the parties hereto have caused this Trust Agreement to be duly executed on the date first above written.

The Bank of New York Mellon

By:	/s/ Margarita Kalantarova
Margarita Kalantarova
Vice President

Hennion & Walsh, Inc.

By:	/s/ Kevin D. Mahn
Kevin D. Mahn
Authorized Signatory

Hennion & Walsh Asset Management Inc.

By:	/s/ Kevin D. Mahn
Kevin D. Mahn
Authorized Signatory

Schedule A to Trust Agreement

Securities Initially Deposited

in

SmartTrust 765

Incorporated herein by this reference and made a part hereof is the schedule set forth under “Portfolio of Investments” in the Prospectus for each Trust.